THE BEAR STEARNS COMPANIES INC.
                                            IncomeNotes(SM)
                      WITH MATURITIES OF NINE MONTHS OR MORE FROM DATE OF ISSUE

Registration No. 333-104455
Filed Pursuant to Rule 424(b)(3)
PRICING SUPPLEMENT NO. 12
(To Prospectus dated April 24, 2003,
and Prospectus Supplement dated June 19, 2003)
Trade Date:  September 15, 2003
Issue Date:  September 18, 2003
The date of this Pricing Supplement is September 15, 2003

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                                                                                                                        Interest
                  Interest         Maturity         Price to        Discounts &                                         Payment
    CUSIP#          Rate             Date            Public         Commissions        Reallowance        Dealer        Frequency
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
  07387EBH9         3.85%          9/15/2008         100.00%           1.00%             0.150%            99.25%         Semi
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  07387EBJ5         5.10%          9/15/2013         100.00%           1.50%             0.200%            98.90%         Semi
---------------------------------------------------------------------------------------------------------------------------------
  07387EBK2         5.85%          9/15/2023         100.00%           2.50%             0.350%            98.00%         Semi
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
                                                        SUBJECT TO REDEMPTION
                                                        ---------------------
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    First              First
Interest Payment      Interest       Survivor's                        Date and Terms             Aggregate Principal
     Date          Payment Amount      Option     Yes/No               of Redemption                    Amount          Net Proceeds
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
  3/15/2004            $18.93            Yes         No                      N/A                   $1,115,000        $1,103,850
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  3/15/2004            $25.08            Yes         No                      N/A                   $1,377,000        $1,356,345
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  3/15/2004            $28.76            Yes         Yes    Commencing 9/15/2008 and on the        $1,509,000        $1,471,275
                                                            interest payment dates thereafter
                                                            until Maturity, the Notes may be
                                                            called in whole at par at the option
                                                            of the Company on ten calendar days
                                                            notice.
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



At May 31, 2003:

o the Company had outstanding (on an unconsolidated basis) approximately $39.8 billion of debt and other obligations, including approximately $36.7 billion of unsecured senior debt and $2.5 billion of unsecured inter-company debt; and

o subsidiaries of the Company had outstanding (after elimination of inter-company items) approximately $163.9 billion of debt and other obligations (including $45.5 billion related to securities sold under repurchase agreements, $60.7 billion related to payables to customers, $29.2 billion related to financial instruments sold, but not yet purchased, and $28.5 billion of other liabilities, including $15.9 billion of debt).

The distribution of IncomeNotes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.